[Allianz]

                            GENERAL AGENCY AGREEMENT


This is an AGREEMENT between _____________(Broker-dealer) and____________(Life Agent or Agency)(Broker-dealer and Agency taken together and referred to as "General Agent"), and Allianz Life Financial Services, LLC(TM) ("Allianz").


Recitals:

1. General Agent is itself, or is affiliated with an entity which is registered as a broker-dealer with the Securities and Exchange Commission (the "SEC") and which is a member of the National Association of Securities Dealers, Inc. (the "NASD"), and is also duly licensed as a life insurance agency under the insurance laws of the various states in which it operates.

2. ALLIANZ has been authorized by Allianz Life Insurance Company Of North America and Allianz Life Insurance Company Of New York (hereinafter collectively referred to as "Life Company") to obtain and appoint general agents of Life Company to solicit for and sell those variable insurance contracts (the "Contracts") which are described on the Commission Schedule which is attached hereto and incorporated herein.

3. The parties desire General Agent to solicit for and sell the Contracts.

NOW, THEREFORE, for such valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.       Appointment

General Agent is hereby appointed as a general agent of Life Company for the sale of the Contracts in those states where General Agent is duly licensed to do so and where Life Company is authorized to sell such products. General Agent shall have no exclusive territory for the sale of the Contracts. Allianz shall inform General Agent of those jurisdictions in which the Contracts may be lawfully sold.

2.       Authority to Solicit and Sell

General Agent shall have the authority to solicit sales of the Contracts, obtain completed applications therefor and accept premiums paid thereon. Such solicitations and sales shall be pursuant to and conducted in accordance with the rules, policies, and procedures of Life Company and ALLIANZ. Applications for the Contracts shall be on forms duly authorized by Life Company and the solicitation of applications shall be in accordance with all applicable Federal and state securities laws and the insurance laws and regulations of the various states in which such Contracts are sold.

All applications and premiums shall be promptly remitted to ALLIANZ or to Life Company in accordance with the rules, policies, and procedures of Allianz and Life Company applicable to such transactions and in accordance with applicable law pertaining to prompt delivery.

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Premiums are received in a fiduciary capacity by General Agent for Allianz or
Life Company. Checks for initial premiums shall be made payable to the applicable insurance company and signed by the applicant. General Agent shall not accept money orders or third party checks or cash; however checks received from other companies in rollovers and transfers are acceptable.

No solicitation for a Contract shall be made by any person associated with General Agent unless and until such person has been duly appointed as an agent of Life Company in accordance with applicable insurance laws and regulations. General Agent is not authorized to solicit for the sale of the Contracts in any jurisdiction where such product is not duly authorized to be sold.

General Agent shall not accept a signed application for a Contract without delivering the current prospectus and, where required by state insurance law, the current statement of additional information.

3.       Authority to Recommend Appointment of Agents

General Agent is authorized to recommend to Allianz those persons associated with General Agent to be appointed as agents of Life Company and to be authorized to solicit for the sale of the Contracts in accordance with this Agreement. Allianz and Life Company shall have absolute discretion to accept or reject such recommendation for the appointment of any person as an agent for the sale of the Contracts. Allianz and Life Company shall also have the absolute right to terminate any such person as an agent of Life Company.

4.       Licensing, Training, and Compliance

General Agent shall be responsible for assuring that it, its affiliates, and its officers, directors, employees, and sales personnel obtain and maintain all licenses, registrations, and appointments required by any law, regulation, or other requirement of the SEC, the NASD, or of any jurisdiction where the Contracts are to be sold.

General Agent shall be responsible for background investigations of its associated persons to determine their qualifications, good character, and moral fitness to sell Contracts, and will conduct an appropriate credit check on personnel before permitting these persons to offer Life Company products.

General Agent shall have the sole responsibility for the training and supervision of all persons appointed as agents under this Agreement.

General Agent shall have the responsibility for compliance with all laws, rules and regulations applicable to the solicitation and sale of the Contracts by General Agent and by all persons associated with General Agent.

General Agent and all persons associated with General Agent shall, in the solicitation and sale of the Contracts, comply with all written rules, policies, and procedures, of Allianz or Life Company applicable thereto. Any such rules, policies, and procedures transmitted by Allianz or Life Company to General Agent are incorporated into and become a part of this Agreement.

General Agent shall notify Allianz immediately in the event of any disciplinary action against a representative reported to a regulator, or in the event that an associated person is terminated by General Agent. General Agent shall also notify Allianz immediately of any regulatory proceeding

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that involves the General Agent. General Agent shall notify Allianz immediately regarding any complaint pertaining to Life Company products or services.

5.       Advertisements and Sales Literature

General Agent and all persons associated with General Agent shall use only those sales, advertising and promotional materials which have been approved in writing by Allianz. Any sales materials created by General Agent or its associated persons that refer to Life Company, Allianz, or Life Company products must be submitted to Allianz for prior review and approval. This applies to sales material in paper, electronic, or any other form.

General Agent and its associated persons, in marketing Contracts, shall not give any information to clients or make statements other than, or inconsistent with, information in the prospectus, statement of additional information, or approved sales materials.

6.       Compensation

General Agent shall receive commissions on premiums on all contracts issued as a result of applications obtained by it and accepted by Life Company. Commissions payable hereunder are specified in the Commission Schedule which is attached hereto and incorporated herein. Such Commission Schedule may be amended or modified at any time by Allianz without notice. Any such amendment or modification shall apply only to applications dated after the date of such modification or amendment.

In the event an application or premium payment is rejected by Allianz or Life Company or if a premium is refunded to a purchaser and General Agent has received compensation on the amount so rejected or refunded, General Agent shall promptly repay such compensation to Allianz. Also, repayment of commissions may apply to surrenders as specified in the Commission Schedule. If such repayment is not made within 15 days of notice, Allianz may, at its option, deduct such amount from any future payments due General Agent or may otherwise institute proceedings against General Agent to recover such amounts. The right to repayment of compensation and the right to deduct from future payments shall survive the termination of this agreement.

In the event that servicing responsibility for a Contract is transferred to another broker-dealer, all compensation payable with respect to such Contract after such transfer shall be paid to such other broker-dealer.

All commission payments shall immediately cease in the event that this Agreement is terminated by Allianz or Life Company for cause.

General Agent authorizes Allianz to set off liabilities of General Agent to Allianz or Life Company, or any affiliate against any amounts otherwise payable to General Agent.

7.       Relationship of the Parties

General Agent and each of its agents and affiliates will act as an independent contractor under the terms of this Agreement and not as an agent, employee or a legal representative of Life Company or Allianz for any purpose.

Neither party has any right or authority to supervise or control the activities of the other party's employees in connection with the performance of this Agreement

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


No party has the right pursuant to this Agreement to bind any other party in any way, to receive service of process or any notice for another party, or to accept any application of any kind.

General Agent shall pay all expenses incurred by it in the performance of this Agreement unless otherwise specifically provided for in this Agreement or as may be agreed to in writing by Allianz.

8.       Web Site Access and Electronic Orders

General Agent is responsible for any transactions entered by its associated persons electronically, until three (3) business days after Allianz receives written notice that a specific associated person should not have transactional authority. Unless prohibited by law, General Agent is responsible for all communications transmitted electronically by means of the user name and password for General Agent or any associated person for individual on-line access to one of the web sites operated by Allianz, Life Company, or an affiliate unless the communication was made without the consent of General Agent or any associated persons and resulted solely from Allianz's failure to keep the applicable user name and password confidential. General Agent agrees that General Agent and its associated persons will not disseminate any user name or password to any person other than to associated persons within General Agent's control.

9.       Performance in Accordance with Law

Each party agrees to perform its obligation hereunder in accordance with all applicable laws, rules, and regulations now or hereafter in effect.

10.      Notification of Claims, Demands, or Actions

Each party hereto shall promptly notify the other in writing of any claims, demands, or actions having any bearing on this Agreement.

11.      Termination

This Agreement shall automatically terminate upon breach by either party of any of the terms and conditions hereof, in the event that General Agent ceases to be a registered broker-dealer or a member of the NASD, or a licensed insurance agency where required, upon the dissolution, bankruptcy, or insolvency of either party, or for other events constituting cause. This Agreement may be terminated by either party at any time upon written notice. Termination shall not affect General Agent's right to any compensation earned on premiums received and accepted by Life Company prior to the effective date of such termination, except in the event of termination for cause.

12.      Indemnification

Allianz and the Life Company hereby agrees to indemnify and hold harmless General Agent and each of their employees, controlling persons, officers or directors against any losses, expenses (including reasonable attorneys' fees and court costs), damages or liabilities to which General Agent or such affiliates, controlling persons, officers or directors become subject, under the Securities Act of 1933 or otherwise, insofar as such losses, expenses, damages or liabilities (or actions in respect thereof) arise out of or are based upon the performance of Allianz and the Life Company, non-performance or breach of this Agreement, or are based upon any untrue

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

statement contained in, or material omission from, the Prospectus for a Product issued by Allianz and the Life Company.

General Agent shall indemnify and hold harmless Allianz and the Life Company, their officers, directors, employees and controlling persons from and against any damages, losses, liabilities, judgements, settlements, costs and expenses of any nature whatsoever (including reasonable attorney's fees and court costs) or cause of action, asserted or brought by anyone, resulting or arising out of or based upon an allegation or finding of: (1) any act of omission of General Agent, their employees, Registered Representatives, associated persons or agents in connection with the offer or sale of the Products; (2) any misrepresentations, breach of warranty or failure to fulfill any covenant, warranty, or obligation made or undertaken by General Agent hereunder; or (3) any breach or violation of any of the administrative policies communicated by Allianz and the Life Company to the General Agent.

13.      Affiliated Entity

In the event General Agent utilizes an affiliated entity to satisfy broker-dealer requirements pursuant to permission granted by a no-action letter issued by the SEC, such affiliated broker-dealer shall countersign this Agreement and shall be duly bound hereby.

14.      Entire Agreement

This Agreement is the complete and exclusive statement of the agreement between the parties as to the subject matter hereof and supersedes all proposals or agreements, oral or written, related to the subject matter of this Agreement.

15.      Modification of Agreement

Subject to the right of Life Company and Allianz to establish new or modified procedures and commission schedules as set out in Sections 4 and 6 of this Agreement, this Agreement can only be modified by a written agreement duly signed by the persons authorized to sign agreements on behalf of the parties. Variance from the terms or conditions of this Agreement or any order or other written notifications will be of no effect.

16.      Separability of Provisions

If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or be impaired thereby.

17.      Assignment

This Agreement and the rights, duties, and obligations of the parties hereto shall not be assignable by General Agency without the prior written consent of the Life Company and Allianz, and any purported assignment shall be void.

18.      Waiver

No waiver by either party of any default by the other in the performance of any promise, term, or condition of this Agreement shall be construed to be a waiver by such party of any other or subsequent default in performance of the same or any other covenant, promise, term, or

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

condition hereof. No prior transactions or dealings between the parties shall be deemed to establish any custom or usage waiving or modifying any provision hereof.


19.      Binding Agreement

This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors, and permitted assigns.

20.      Arbitration

Any controversy relating to this Agreement that is not subject to arbitration before the NASD shall be determined by arbitration in the City of Minneapolis, Minnesota, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. All parties agree to be bound by the results of this arbitration and judgment may be entered and enforced in any court of competent jurisdiction.

21.      Governing Law

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Minnesota and each of the parties hereby consents to personal jurisdiction of the state and federal courts located in the state of Minnesota.

22.      Captions

Captions contained in this Agreement are for reference purposes only and do not constitute part of this Agreement.

23.      Notice

All notices which are required to be given or submitted pursuant to this Agreement shall be in writing and shall be deemed given when deposited with the United States Postal Service, postage prepaid, registered or certified mail, return-receipt requested, to the last address of record of the party being notified which is maintained by the other party in the ordinary course of business.

24.      Privacy

Each party shall keep Personal Information strictly confidential except for disclosures allowed by applicable state and federal privacy laws. A party shall not use the Personal Information for any purpose other than as required for the performance of that party's obligations under the Agreement. Any dissemination of Personal Information by a party within its own enterprise shall be on a "need to know" basis for the sole purpose of the party's performance of its obligations hereunder. Each party will establish and maintain procedures reasonably designed to assure the security and privacy of the Personal Information. The term "Personal Information" as used herein shall mean financial and health information furnished by a customer for use in connection wit the application for, or administration of Contracts of a Life Company.

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

IN WITNESS WHEREOF, the parties have executed this Agreement in Minneapolis, Minnesota on ______________________________, ________.


                                            GENERAL AGENT:

                                            ------------------------------------
                                            Name of Broker Dealer


                                            By__________________________________

                                            ------------------------------------
                                            Print Name and Title




                                            ------------------------------------
                                            Name of Life Agent or Agency


                                            By__________________________________

                                            ------------------------------------
                                            Print Name and Title





Allianz Life Financial Services, LLC(TM)
5701 Golden Hills Drive
Minneapolis, MN 55416-1297


By___________________________________________

---------------------------------------------
Print Name and Title

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










          DOING BUSINESS WITH ALLIANZ LIFE FINANCIAL SERVICES, LLC(TM)











  POLICIES AND PROCEDURES FOR CONDUCTING VARIABLE PRODUCT BUSINESS WITH ALLIANZ


















                                                                      May 2006

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

                 WELCOME TO ALLIANZ LIFE FINANCIAL SERVICES, LLC



This handbook provides guidelines for conducting business with the variable insurance product companies of the Allianz Group operating in the United States. These companies collectively are referred to as "Allianz Life Financial Services, LLC", and are hereinafter referred to as "Allianz".

Variable insurance products sold by Allianz ("Products") are issued by Allianz Life Insurance Company of North America, or, in New York, by its subsidiary Allianz Life Insurance Company of New York. The Products are distributed by Allianz Life Financial Services, LLC(TM).

Allianz strives to be an innovative distributor of quality variable insurance products. We believe it is important to give superior customer service to sales agents who are selling our products. We also believe that long-term purchaser satisfaction is essential. We provide a wide variety of products to meet our customers' objectives, and believe it is important that the right product is sold to the right customer.

In this handbook, Allianz is referred to as "we", "us", or "our." The General Agent and its affiliates are referred to as "you" or "your."

The material in this handbook constitutes a portion of our "written procedures", and is incorporated into and becomes a part of your General Agency Agreement.

We reserve the right to change the guidelines and information in this handbook at our complete discretion.

If you have questions about our products and, services please call us at 800.542.5427.

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


PROCEDURES



1.       BROKER-ONLY SALES MATERIAL

We may produce sales materials that are designed for communication to sales representatives but not to customers. These materials typically will be marked "For Broker-dealer Use Only." These materials must not be photocopied or reproduced without our consent. In no event should these materials or the information contained in the materials be transmitted to clients.

2.       CONTRACT DELIVERY

As an accommodation to you, we may mail client contracts to you or your representative, rather than to the client, so that your representative can deliver the contract and explain it to the client. If a contract is sent to you or your representative, it must be delivered to the client promptly, which in this context means within 5 calendar days of receipt. You are responsible for any losses resulting from a failure to meet this requirement, including any market losses resulting from the exercise of a "free look" right. Your representatives must promptly obtain all receipts for delivered contracts.

3. CUSTOMER AUTHORIZATION OF REPRESENTATIVES TO TRANSACT BUSINESS IN THEIR ACCOUNTS

Subject to receipt of client authorizations satisfactory to us, we may permit your registered representatives to enter instructions for the customer, including, for example, contract reallocation instructions. These instructions may be relayed to us by telephone or fax, or by any other means authorized by us. You are responsible for the accuracy of any instructions given to us by your representative. In addition, you are responsible for assuring that your representative has client authorization for each specific transaction or has obtained any required discretionary authority. You are also responsible for the authenticity, validity, and legality of any power of attorney or trusteeship, guardianship, or conservatorship documents given to one of your representatives by a client and presented to us.

In the future, we may permit expanded transactional authority via electronic communications, as set out in the next section. You are responsible for any instructions entered by your representatives by electronic means or otherwise, until three (3) business days after we receive written notice from you that a specific representative should not have transactional authority.

The ability to effect transactions for a client is a privilege, and may be revoked by us in our complete discretion. Among other things, inappropriate market timing activities may cause a revocation of the privilege to enter customer orders.


4.       ELECTRONIC COMMUNICATIONS AND ORDER ENTRY

Increasingly, insurance business is being conducted by electronic means, including by web site and e-mail ("Electronic Business"). In the future, we may permit your representatives to access client accounts and enter customer instructions electronically. The things your representatives may be permitted to do on behalf of customers may include, but are not necessarily limited to, effecting sub-account reallocations.

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

You are responsible for any transactions entered by your representative electronically, until we receive written notice from you that a specific representative should not have transactional authority. Specifically, unless prohibited by law, you are responsible for all communications transmitted electronically by means of the user name and password for you or any of your representatives for individual on-line access to one of our web sites, unless the communication was made without the consent of you or any of your representatives and resulted solely from our failure to keep the applicable user name and password confidential. You agree that you and your representatives will not disseminate any user name or password to any person.

Any user name or password given to you or one of your representatives is our property and can be revoked in our complete discretion.

Guidelines regarding the USAZ Electronic Data Transmission Program are attached to this handbook as Attachment A.

5.       EXCEPTION REPORTS

We recognize the importance to you of monitoring trends in your business for purposes of exercising overall supervision of your business. Trend reports can be a valuable tool in this oversight. We generate various types of reports, such as exchange reports, that may assist you in your compliance responsibilities.

6.       KNOW YOUR CUSTOMER/SOURCE OF FUNDS

You are responsible for obtaining sufficient information about the client for whom you submit applications to determine suitability and also to manage the client account. You are also responsible for meeting any legal requirements related to determining the source of funds received from a client.

7.       MONEY LAUNDERING

You are responsible for compliance with Section 326 of the USA PATRIOT Act regarding the "Identification and Verification of Accountholders." You must establish procedures to require, at a minimum, that all individual applicants for any products distributed by USAZ produce a government-issued photo identification card. All applicants for any products distributed by USAZ that are not individuals must produce, at a minimum, a certificate of incorporation, a business license, or a federal tax identification number. You must retain documentation of having verified such identification for a period of not less than 3 years from the date of the application. USAZ reserves the right to examine such records, as well as your written policies and procedures for compliance with this Act, at any time. You agree to make such procedures and records available to USAZ.

8.       PRIVACY AND CONFIDENTIALITY OF CLIENT INFORMATION

Personal Information must be kept strictly confidential by you and your representatives except for disclosures allowed by applicable state and federal privacy laws. You agree that Personal Information will not be used for any other purpose except to perform your duties under your General Agency Agreement. Your disclosure of Personal Information to other parties will only be done if the other parties have agreed in writing to be bound by a confidentiality provision similar to the one contained in this Section.

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

o The term "PERSONAL INFORMATION" shall mean financial and health information furnished to you or your representative by us or by a Customer or consumer for use in connection with the application for variable contracts from one of our life insurance companies or in connection with the administration of contracts issued by one of our companies.

o The term "CUSTOMER" means a person who has a variable contract issued to him/her by one of our life insurance companies and therefore has a continuing relationship with the life insurance company; and (2) a beneficiary, insured or annuitant where such persons are not the owner of the contract.

You acknowledge that remedies at law may be inadequate to protect against breach of this requirement and therefore agree to the granting of injunctive relief if you or persons associated with you breach this provision.

Your obligation to maintain the confidentiality of Customer Information shall survive the termination of your General Agency Agreement with Allianz and shall continue to be enforceable.

9.       RECOMMENDATIONS TO CUSTOMERS AND SUITABILITY

You are responsible for all recommendations to customers. Allianz Life Financial Services, the Distributor of the Products, acts only as a wholesale broker-dealer. While a registered representative from Allianz Life Financial Services may occasionally accompany one of your representatives on a client presentation, you are solely responsible for any specific product recommendations and for the suitability of the recommendation. It is your responsibility to make reasonable inquiry as to the client's circumstances and objectives, and to assure that any recommendation, including a recommendation to purchase, sell, or exchange any product, is in the best interests of the client.

o Some transactions may raise unique suitability issues. You are responsible for exercising an appropriate level of review and supervision in any transaction involving variable insurance products.

Customers should always be made aware that variable products are generally long-term investments.

You are responsible for maintaining records documenting the suitability of the recommendation for each Product sold.

10.      STATE APPOINTMENT TERMINATION POLICY

Any Registered Representative who has not submitted business for the past 24-month period and who does not have any assets under management, will have their state licensing appointment with our company terminated. This termination policy will not include OSJ's or Broker Dealer back-office contacts, if we are notified of those individuals.

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

ATTACHMENT A

                      Electronic Data Transmission Program

The Electronic Data Transmission Program allows you to do one or more of the following: (a) Fax transmit annuity purchase instructions to Allianz Life Insurance Company of North America. (b) Transmit and receive data (new business, commissions, positions, values) to or from Allianz Life via electronic order entry platforms. For new business processing, based upon those instructions, Allianz Life will issue an annuity contract. You will assist in the delivery of the annuity and acquiring of a signed acknowledgment of receipt and agreement by the annuity owner.

If you elect to participate in the Program, you agree as follows:

When the annuity purchase instructions are transmitted to Allianz Life pursuant to its Electronic Data Transmission Program, the following provisions shall apply to such annuity purchase instructions and contracts issued pursuant to that program:

o The Program is available for products currently being issued by Allianz Life, but is not viable for any Allianz products issued by Allianz Life Insurance Company of New York. Additional payments to contracts may be accepted via the Electronic Data Transmission Program.

o In the event that a contract owner claims that he/she did not authorize the annuity purchase, you agree to investigate the alleged facts. If it is established to the satisfaction of Allianz Life that the contract owner did in fact not authorize the trade, Allianz Life will rescind the contract, returning the contract value or premium paid in accordance with the contract and charge back full commissions to you. You are responsible for any premium losses due to market activity.

o You agree that you will be solely responsible for the accurate transmission of the annuity purchase instructions to Allianz Life. All application information necessary to issue an annuity contract in good order will be included in the transmission.

o You agree to be responsible for providing Allianz Life with accurate investment instructions for the electronic transmission of data. If an error occurs due to incorrect instructions from you, any loss resulting from the misapplication of the initial purchase payment into the subaccounts will be your responsibility.

o You agree to obtain and deliver to Allianz Life the Signature Form, signed by the contract owner. The form is included in the contract package.

For electronic transmissions from Allianz Life to a broker-dealer, to or through any third party or other entity that a broker-dealer clears through, the parties agree to the following standards:

o You agree that data will be interchanged in a mutually agreed upon time frame. Allianz Life will transmit data in an agreed upon medium, schedule and layout.

o Allianz Life will send the broker-dealer or its Clearing House good and accurate data. You will provide Allianz Life with accurate client account numbers. Allianz Life is not

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

         responsible for what is done with the data once it is transmitted and received by you or your Clearing House.

o The General Agent, or your Clearing House will promptly notify Allianz Life if problems of any nature are discovered regarding any transmission. Allianz Life will make any necessary corrections in a timely fashion.

o Allianz Life has established reasonable security procedures to ensure the privacy of confidential client data.

o Allianz Life is not liable if any third party clearing firm does not make settlement to the broker-dealer.

You agree to indemnify and hold Allianz, Allianz Life Insurance Company and Allianz Life Financial Services, LLC harmless for resultant losses and claims if you use a Clearing House or similar facility for receipt and processing of client information.

Participation in the Program may be terminated by you or us at any time upon 30 days written notice.

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